Exhibit 99.1
December 7, 2022

UNITED NATURAL FOODS, INC. REPORTS
FIRST QUARTER FISCAL 2023 RESULTS
Reaffirms Full-Year Guidance

Providence, Rhode Island - December 7, 2022 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the first quarter of fiscal 2023 (13 weeks) ended October 29, 2022.

First Quarter Fiscal 2023 Highlights (comparisons to first quarter fiscal 2022)
•Net sales increased 7.6% to $7.5 billion, primarily driven by inflation and new business
•Gross profit increased $54 million, or 5.2%, to nearly $1.1 billion; prior to LIFO, gross profit increased 6.1%
•Net income decreased 13.2% to $66 million; Earnings per diluted share (EPS) decreased 14.4% to $1.07
•Adjusted EBITDA increased 3.5% to $207 million
•Adjusted EPS increased 2.7% to $1.13
•Entered into commercial agreement to implement an industry-leading warehouse automation system
•Subsequent to quarter end, reduced net debt by $253 million with initial proceeds from A/R monetization

“Our performance this quarter reflects continued execution of our strategy in a dynamic operating environment as we improved fill rates and operating performance and saw more customers buying more categories from us than ever before,” said Sandy Douglas, UNFI’s Chief Executive Officer. “We are leveraging our scale, diversification, and capabilities to enhance connectivity between customers and suppliers, finding unique ways to create more value for both. We continued to invest in people and technology as part of our commitment to becoming a more effective, more efficient, and more disciplined business, well-positioned to capture a growing share of our $140 billion core addressable market and create even more value for shareholders.”

Mr. Douglas concluded, “Looking ahead, our customer pipeline is robust, with new customer acquisition and expansion from existing customers expected in the second half of the year. We have enduring confidence in the opportunities before us and in our ability to capture them. We remain energized and focused on meeting the needs of our customers during the important holiday selling season, while delivering our fiscal 2023 guidance.”

	13-Week Period Ended
($ in millions, except for per share data)	October 29, 2022	October 30, 2021	Percent Change
Net sales	$7,532	$6,997	7.6%
Chains	$3,224	$3,082	4.6%
Independent retailers	$1,947	$1,750	11.3%
Supernatural	$1,513	$1,378	9.8%
Retail	$613	$602	1.8%
Other	$635	$580	9.5%
Eliminations	$(400)	$(395)	1.3%
Net income	$66	$76	(13.2)%
Adjusted EBITDA(1)	$207	$200	3.5%
EPS(2)	$1.07	$1.25	(14.4)%
Adjusted EPS(1)(2)	$1.13	$1.10	2.7%

(1)During fiscal 2022, the Company revised its definition of Adjusted EBITDA and Adjusted EPS to exclude the impact of the non-cash LIFO charge or benefit. The Company believes that this change provides a better indicator of its underlying operating performance and permits better comparability between periods. Prior-year periods have been recast to reflect the new definition. Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP and for a reconciliation of previously reported Adjusted EBITDA and Adjusted EPS to their revised presentation under the new definitions.
(2)The decrease in EPS compared to the increase in Adjusted EPS in the first quarter of fiscal 2023 was primarily driven by a higher LIFO charge compared to the first quarter of fiscal 2022 which is excluded from adjusted EPS.

First Quarter Fiscal 2023 Summary

Net sales increased 7.6% in the first quarter of fiscal 2023 compared to the same period last year, primarily driven by inflation and new business. This new business resulted from selling new or expanded categories to existing customers and adding new customers from our robust pipeline. These increases were partially offset by an expected decrease in unit volume consistent with the overall industry.

Gross profit in the first quarter of fiscal 2023 increased $54 million, or 5.2%, compared to the first quarter of fiscal 2022. Excluding the non-cash LIFO charge in both periods, gross profit increased $64 million, or 6.1%. The gross profit rate in the first quarter of fiscal 2023 was 14.6% of net sales and included a $21 million LIFO charge. Excluding this non-cash charge, gross profit rate was 14.8% of net sales. Gross profit rate in the first quarter of fiscal 2022 was 14.9% of net sales and included an $11 million LIFO charge. Excluding this non-cash charge, gross profit rate in the first quarter of fiscal 2022 was 15.0% of net sales. The decrease in gross profit rate, excluding the LIFO charge, was driven by changes in customer mix as we continued to grow sales with larger customers.

Operating expenses in the first quarter of fiscal 2023 were $1,000 million, or 13.3% of net sales, compared to $932 million, or 13.3% of net sales, in the first quarter of fiscal 2022. Operating expenses in the quarter were primarily driven by continued investments in servicing our customers, which led to higher transportation and distribution center labor costs in the first quarter of fiscal 2023, and higher occupancy costs. These were partially offset by leveraging fixed expenses across higher sales. Operating expenses as a percent of net sales improved sequentially from the fourth quarter of fiscal 2022 to the first quarter of fiscal 2023.

Interest expense, net for the first quarter of fiscal 2023 was $35 million compared to $40 million for the first quarter of fiscal 2022. The decrease in interest expense, net was primarily driven by lower outstanding debt balances.

Effective tax rate for the first quarter of fiscal 2023 was 6.9% compared to a benefit of 1.3% on pre-tax income for the first quarter of fiscal 2022. The change was driven mainly by the reduction of tax benefits related to the vesting of employee stock awards during the first quarter of fiscal 2023.

Net income for the first quarter of fiscal 2023 was $66 million. Net income for the first quarter of fiscal 2022 was $76 million.

Net income per diluted share (EPS) was $1.07 for the first quarter of fiscal 2023 compared to net income per diluted share of $1.25 for the first quarter of fiscal 2022. Adjusted EPS was $1.13 for the first quarter of fiscal 2023 compared to $1.10 in the first quarter of fiscal 2022.

Adjusted EBITDA for the first quarter of fiscal 2023 was $207 million compared to $200 million for the first quarter of fiscal 2022.

Capital Allocation and Financing Overview
•Free Cash Flow – During the first quarter of 2023, free cash flow was $(329) million, compared to $(137) million in the first quarter of fiscal 2022. The results for the first quarter of fiscal 2023 reflect net cash used in operating activities of $262 million, driven by expected seasonally higher levels of working capital and the impact of inflation, and payments for capital expenditures of $67 million.

•Leverage – The net debt to adjusted EBITDA leverage ratio was 3.0x as of October 29, 2022. Total outstanding debt, net of cash, increased by $378 million during the first quarter of fiscal 2023 to $2.49 billion primarily driven by investments in working capital.
•Liquidity – As of October 29, 2022, total liquidity was approximately $1.3 billion, consisting of approximately $39 million in cash, plus the ability to borrow an aggregate of approximately $1.25 billion under the Company’s asset-based lending facility.
•Repurchase program – During the first quarter of fiscal 2023, the Company repurchased approximately 339,000 shares at an average price of $35.85 for an aggregate cost of approximately $12 million, including fees and commissions.
•Accounts Receivable monetization - Early in the second quarter of fiscal 2023, the Company entered into a monetization program with an initial sale of qualified accounts receivable of approximately $253 million. Proceeds have been used to pay down debt.

Fiscal 2023 Outlook (1)

The Company is reaffirming its full-year outlook for fiscal 2023.

Fiscal Year Ending July 29, 2023		% Growth Over FY22 at Midpoint
Net sales ($ in billions)	$29.8 - $30.4	4%
Net income ($ in millions)	$247 - $266	3%
EPS	$3.95 - $4.25	1%
Adjusted EPS(2)(3)(4)	$4.85 - $5.15	4%
Adjusted EBITDA(3)($ in millions)	$850 - $880	4%
Capital expenditures ($ in millions)	~ $350	39%

(1)The outlook provided above is for fiscal 2023 only and replaces and supersedes any and all guidance provided prior to the date hereof covering fiscal 2023. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below.
(2)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(3)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
(4)Lower non-cash pension income and higher depreciation and amortization expense from elevated investments are expected to reduce adjusted EPS growth by approximately 4% on a combined basis.

Conference Call and Webcast

The Company’s first quarter fiscal 2023 conference call and audio webcast will be held today, Wednesday, December 7, 2022 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 660 - 6768 (conference ID 1099581). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America's premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, ecommerce providers, and foodservice customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Senior Vice President, Investor Relations and Transformation Finance
401-213-2160 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 30, 2022 filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2022 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures; the impact and duration of any pandemics or disease outbreaks; our ability to operate, and rely on third parties to operate, reliable and secure technology systems; labor and other workforce shortages and challenges; our ability to realize anticipated benefits of our strategic initiatives, including any acquisitions; the addition or loss of significant customers or material changes to our relationships with these customers; our sensitivity to general economic conditions including inflation, changes in disposable income levels and consumer spending trends; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; increased competition in our industry, including as a result of continuing consolidation of retailers and the growth of chains, direct distribution by large retailers and the growth of online distributors; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortage or work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the potential for additional asset impairment charges; our ability to maintain food quality and safety; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, adjusted earnings per diluted common share (“Adjusted EPS”), adjusted effective tax rate, free cash flow and net debt to Adjusted EBITDA leverage ratio. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP Adjusted EBITDA measure is a consolidated measure which the Company reconciles by adding Net income (loss) including noncontrolling interests, less Net income attributable to noncontrolling interests, plus non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, (Gain) loss on sale of assets, certain legal charges and gains, and certain other non-cash charges or other items, as determined by management. The changes to the definition of Adjusted EBITDA from prior periods reflect changes to line item references in our Condensed Consolidated Financial Statements, which do not impact the calculation of Adjusted EBITDA. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less payments for capital expenditures. The non-GAAP net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by Adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2023 fiscal year to the comparable periods in the 2022 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	13-Week Period Ended
	October 29, 2022	October 30, 2021
Net sales	$7,532	$6,997
Cost of sales	6,436	5,955
Gross profit	1,096	1,042
Operating expenses	1,000	932
Restructuring, acquisition and integration related expenses	2	3
Gain on sale of assets	(5)	—
Operating income	99	107
Net periodic benefit income, excluding service cost	(7)	(10)
Interest expense, net	35	40
Other (income) expense, net	(1)	1
Income before income taxes	72	76
Provision (benefit) for income taxes	5	(1)
Net income including noncontrolling interests	67	77
Less net income attributable to noncontrolling interests	(1)	(1)
Net income attributable to United Natural Foods, Inc.	$66	$76

Basic earnings per share	$1.12	$1.34
Diluted earnings per share	$1.07	$1.25

Weighted average shares outstanding:
Basic	58.8	57.0
Diluted	61.6	61.1

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par values)

	October 29, 2022	July 30, 2022
ASSETS
Cash and cash equivalents	$39	$44
Accounts receivable, net	1,351	1,214
Inventories, net	2,756	2,355
Prepaid expenses and other current assets	214	184
Total current assets	4,360	3,797
Property and equipment, net	1,684	1,690
Operating lease assets	1,187	1,176
Goodwill	20	20
Intangible assets, net	801	819
Other long-term assets	147	126
Total assets	$8,199	$7,628
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,924	$1,742
Accrued expenses and other current liabilities	258	260
Accrued compensation and benefits	199	232
Current portion of operating lease liabilities	157	156
Current portion of long-term debt and finance lease liabilities	27	27
Total current liabilities	2,565	2,417
Long-term debt	2,485	2,109
Long-term operating lease liabilities	1,078	1,067
Long-term finance lease liabilities	20	23
Pension and other postretirement benefit obligations	18	18
Deferred income taxes	17	8
Other long-term liabilities	181	194
Total liabilities	6,364	5,836
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 60.9 shares issued and 59.9 shares outstanding at October 29, 2022; 58.9 shares issued and 58.3 shares outstanding at July 30, 2022	1	1
Additional paid-in capital	583	608
Treasury stock at cost	(36)	(24)
Accumulated other comprehensive loss	(5)	(20)
Retained earnings	1,292	1,226
Total United Natural Foods, Inc. stockholders’ equity	1,835	1,791
Noncontrolling interests	—	1
Total stockholders’ equity	1,835	1,792
Total liabilities and stockholders’ equity	$8,199	$7,628

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	13-Week Period Ended
(in millions)	October 29, 2022	October 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interests	$67	$77
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	74	69
Share-based compensation	12	11
Gain on sale of assets	(5)	—
Closed property and other restructuring charges	—	1
Net pension and other postretirement benefit income	(7)	(10)
Deferred income tax expense	2	—
LIFO charge	21	11
Provision for losses on receivables	—	1
Non-cash interest expense and other adjustments	3	5
Changes in operating assets and liabilities	(429)	(246)
Net cash used in operating activities	(262)	(81)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(67)	(56)
Proceeds from dispositions of assets	7	1
Payments for investments	(1)	(26)
Net cash used in investing activities	(61)	(81)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	1,206	1,238
Repayments of borrowings under revolving credit line	(829)	(1,028)
Repayments of long-term debt and finance leases	(6)	(13)
Repurchases of common stock	(12)	—
Proceeds from the issuance of common stock and exercise of stock options	—	5
Payments of employee restricted stock tax withholdings	(37)	(33)
Distributions to noncontrolling interests	(2)	(2)
Repayments of other loans	(1)	—
Net cash provided by financing activities	319	167
EFFECT OF EXCHANGE RATE ON CASH	(1)	—
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5)	5
Cash and cash equivalents, at beginning of period	44	41
Cash and cash equivalents, at end of period	$39	$46
Supplemental disclosures of cash flow information:
Cash paid for interest	$40	$46
Cash (refunds) for federal, state, and foreign income taxes, net	$(1)	$(1)
Leased assets obtained in exchange for new operating lease liabilities	$57	$71
Additions of property and equipment included in Accounts payable	$26	$17

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION (unaudited)
UNITED NATURAL FOODS, INC.

Reconciliation of Net income including noncontrolling interests to Adjusted EBITDA (unaudited)

	13-Week Period Ended
(in millions)	October 29, 2022	October 30, 2021
Net income including noncontrolling interests	$67	$77
Adjustments to net income including noncontrolling interests:
Less net income attributable to noncontrolling interests	(1)	(1)
Net periodic benefit income, excluding service cost	(7)	(10)
Interest expense, net	35	40
Other (income) expense, net	(1)	1
Provision (benefit) for income taxes	5	(1)
Depreciation and amortization	74	69
Share-based compensation	12	11
LIFO charge(1)	21	11
Restructuring, acquisition and integration related expenses	2	3
Gain on sale of assets	(5)	—
Other(2)	5	—
Adjusted EBITDA	$207	$200

(1)During fiscal 2022, the Company revised its definition of Adjusted EBITDA to exclude the impact of the non-cash LIFO charge or benefit. The following illustrates the impact of the revised definition on previously reported periods to show the effect of this change:

13-Week Period Ended
(in millions)	October 30, 2021
Adjusted EBITDA (previously reported definition)	$189
LIFO charge	11
Adjusted EBITDA (current definition)	$200
(2)Includes costs for certain technology-related initiatives.

Reconciliation of Net income attributable to United Natural Foods, Inc. to Adjusted net income and Adjusted EPS (unaudited)

	13-Week Period Ended
(in millions, except per share amounts)	October 29, 2022	October 30, 2021
Net income attributable to United Natural Foods, Inc.	$66	$76
Restructuring, acquisition and integration related expenses	2	3
Gain on sale of assets	(5)	—
LIFO charge	21	11
Surplus property depreciation and interest expense(1)	1	1
Other(2)	5	—
Tax impact of adjustments and adjusted effective tax rate(3)	(20)	(24)
Adjusted net income	$70	$67

Diluted weighted average shares outstanding	61.6	61.1
Adjusted EPS(4)(5)	$1.13	$1.10

(1)Reflects surplus, non-operating property depreciation and interest expense.
(2)Includes costs for certain technology-related initiatives.
(3)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(4)Earnings per share amounts are calculated using actual unrounded figures.
(5)During the third quarter of fiscal 2022, the Company revised its definition of Adjusted EPS to exclude the impact of the non-cash LIFO charge. The following illustrates the impact of the revised definition on previously reported periods to show the effect of this change:

13-Week Period Ended
October 30, 2021
Adjusted EPS (previously reported definition)	$0.97
LIFO charge	0.18
Tax impact of adjustment	(0.05)
Adjusted EPS (current definition)	$1.10

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	October 29, 2022
Current portion of long-term debt and finance lease liabilities	$27
Long-term debt	2,485
Long-term finance lease liabilities	20
Less: Cash and cash equivalents	(39)
Net carrying value of debt and finance lease liabilities	2,493
Adjusted EBITDA(1)	$836
Adjusted EBITDA leverage ratio(2)	3.0x
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended October 29, 2022. Refer to the following table for the reconciliation of Adjusted EBITDA trailing four quarters, which is calculated under the revised definition discussed above.
(2)During fiscal 2022, the Company revised its definition of Adjusted EBITDA, to exclude the impact of removing the non-cash LIFO charge.

Reconciliation of trailing four quarters Net income including noncontrolling interests to Adjusted EBITDA (unaudited)

(in millions)	52-Week Period Ended October 29, 2022
Net income including noncontrolling interests	$244
Adjustments to net income including noncontrolling interests:
Less net income attributable to noncontrolling interests	(6)
Net periodic benefit income, excluding service cost	(37)
Interest expense, net	150
Other (income) expense, net	(4)
Provision for income taxes	62
Depreciation and amortization	290
Share-based compensation	44
LIFO charge	168
Restructuring, acquisition and integration related expenses	20
Gain on sale of assets	(92)
Multiemployer pension plan withdrawal charges	(8)
Other	5
Adjusted EBITDA(1)	$836
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended October 29, 2022.

Reconciliation of Net cash used in operating activities to Free cash flow (unaudited)

	13-Week Period Ended
(in millions)	October 29, 2022	October 30, 2021
Net cash used in operating activities	$(262)	$(81)
Payments for capital expenditures	(67)	(56)
Free cash flow	$(329)	$(137)

FISCAL 2023 GUIDANCE

Reconciliation of 2023 guidance for estimated EPS to estimated Adjusted EPS (unaudited)

	Fiscal Year Ending July 29, 2023
	Low Range	Estimate	High Range
EPS	$3.95		$4.25
LIFO charge		1.20
Tax impact of adjustments and adjusted effective tax rate(1)		(0.30)
Adjusted EPS	$4.85		$5.15

(1)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2016-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2023 guidance for Net income attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 29, 2023
(in millions)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$247		$266
Provision for income taxes	86		97
LIFO charge		75
Interest expense, net		138
Depreciation and amortization		287
Share-based compensation and other		46
Net periodic benefit income, excluding service costs		(29)
Adjusted EBITDA	$850		$880

Reconciliation of estimated 2023 and actual 2022 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2023	Actual Fiscal 2022
U.S. GAAP effective tax rate	23%	18%
Discrete quarterly recognition of GAAP items(1)	3%	8%
Tax impact of other charges and adjustments(2)	—%	—%
Changes in valuation allowances(3)	—%	—%
Other(4)	—%	—%
Adjusted effective tax rate(4)	26%	26%
Note: As part of the year-end reconciliation, we update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.